As filed with the Securities and Exchange Commission on November 24, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Rail Vision Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Israel	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Shahar Hania

Chief Executive Officer

15 Ha’Tidhar St

Ra’anana, 4366517 Israel

Tel: +972- 9-957-7706

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware

(302) 738-6680

(302) 738-7210 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Huberman, Esq. Gary Emmanuel, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Tel: +972 3-636-6000	Ron Soulema, Adv. Gal Rahav, Adv. Shibolet Law Firm 4 Yitzhak Sadeh St. Tel-Aviv 6777504, Israel Tel: +972-3-3075000	Ron Ben-Bassat, Esq. Eric Victorson, Esq. Sullivan & Worcester LLP 1633 Broadway New York, New York 10019 (212) 660-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 24, 2023

Up to            Ordinary Shares

Up to             Pre-Funded Warrants to Purchase            Ordinary Shares (and up to            Ordinary Shares issuable
upon the exercise of the Pre-Funded Warrants)

RAIL VISION LTD.

We are offering on a “reasonable best efforts” basis up to $               million of ordinary shares, par value NIS 0.08 per share of Rail Vision Ltd. at an assumed public offering price of $              per ordinary share, which was the closing price of our ordinary shares on The Nasdaq Capital Market, or Nasdaq, on               , 2023.

We are also offering “reasonable best efforts” basis to certain purchasers whose purchase of ordinary shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ordinary shares immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, or the pre-funded warrants, in lieu of ordinary shares that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ordinary shares. The purchase price of each pre-funded warrant is $             (which is equal to the assumed public offering price per ordinary share to be sold in this offering minus $             , the exercise price per ordinary share of each pre-funded warrant). The pre-funded warrants are immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of ordinary shares we are offering will be decreased on a one-for-one basis. See “Description of the Offered Securities” for more information.

Our ordinary shares are listed on the Nasdaq under the symbol “RVSN.” On November 22, 2023, the last reported sale price of our ordinary shares on the Nasdaq was $1.4682 per ordinary share. We have assumed a public offering price of $              per share, which was the last reported sale price of our ordinary shares on Nasdaq on             , 2023. The assumed public offering price used throughout this prospectus may not be indicative of the final offering price. The final public offering price will be determined through negotiation between us and investors based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. Therefore, the assumed public offering price used throughout this prospectus may not be indicate of the final offering price.

There is no established trading market for the pre-funded warrants, and we do not expect an active trading market to develop. We do not intend to list the pre-funded warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in the ordinary shares.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. This offering may be closed without further notice to you and will terminate on the first date that we enter into a placement agent agreement to sell the securities offered hereby. We expect to close the offering on              , 2023 but the offering will be terminated by              , 2023, provided that the closing of the offering has not occurred by such date, and may not be extended. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan.

We have engaged A.G.P/Alliance Global Partners as our placement agent to use its best efforts to solicit offers to purchase our securities in this offering. We refer to A.G.P/Alliance Global Partners as the “placement agent” in this prospectus. The placement agent is not purchasing or selling the securities offered by us, and is not required to arrange for the purchase or sale of any specific number or dollar amount of our securities, but will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. The securities will be offered at a fixed price and are expected to be issued in a single closing. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent’s fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above.

	Per Ordinary Share	Per Pre- Funded Warrant	Total
Public offering price	$	$	$
Placement agent fees (1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	We have agreed to pay the placement agent a cash fee equal to 7.0%, provided, however, in the case of certain identified investors, the placement agent fee will be 3.0% of the gross proceeds in this offering. We have also agreed to reimburse the placement agent for certain of their offering-related expenses in the amount of $75,000 and pay the placement agent a non-accountable expense allowance not to exceed $25,000. See “Plan of Distribution” beginning on page 15 of this prospectus for a description of the compensation to be received by the placement agent.

Delivery of the securities is expected to be made on or about             , 2023, subject to customary closing conditions.

Sole Placement Agent

A.G.P.

The date of this prospectus is              , 2023

i

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We and the placement agent have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these ordinary shares in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is accurate only as of the date of the front cover of the prospectus. Our business, financial condition, operating results and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Rail Vision” refer to Rail Vision Ltd., an Israeli corporation.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars” or “$” mean U.S. dollars, and references to “NIS” are to New Israeli Shekels. All references to “shares” in this prospectus refer to ordinary shares of Rail Vision Ltd. par value NIS 0.08 per share.

We are incorporated under Israeli law and, under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

On February 13, 2022, the Company effected a bonus shares issuances under Israeli law to reflect the effect of 44-for-1 forward share split of the Company’s ordinary shares, and the customary adjustments to our outstanding options and warrants. In addition, on November 15, 2023, we effected a reverse share split of the Company’s ordinary shares at the ratio of 8:1. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein reflect the issuance of the foregoing bonus shares and the reverse stock split.

INDUSTRY AND MARKET DATA

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we are responsible for all of the disclosures contained in this prospectus, including such statistical, market and industry data, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties, including those discussed under the heading “Risk Factors.”

PRESENTATION OF FINANCIAL INFORMATION

Our financial statements were prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. We present our consolidated financial statements in U.S. dollars. Our fiscal year ends on December 31 of each year. Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

TRADEMARKS AND TRADENAMES

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation by Reference” before making an investment in our securities.

Our Company

We are a development stage technology company that is seeking to revolutionize railway safety and the data-related market. We believe we have developed cutting edge, AI based, industry-leading detection technology specifically designed for railways, with investments from Knorr-Bremse AG, or Knorr-Bremse, a world-class rail system manufacturer. We have developed our railway detection and systems to save lives, increase efficiency, and dramatically reduce expenses for the railway operator. We believe that our technology will significantly increase railway safety around the world, while creating significant benefits and adding value for everyone who relies on the train ecosystem: from passengers using trains for transportation to companies that use railways to deliver goods and services. In addition, we believe that our technology has the potential to advance the revolutionary concept of autonomous trains into a practical reality.

The increasing electrification and automation of railways and trains are two key factors that are driving growth in the transportation market. Autonomous trains are integrated with advanced systems to provide improved control over the train for stopping, departing and movement between train stations – for example the operators are aiming to increase the density on a given track that’s to say more trains per kilometer. From everyday passengers to train operators, there is a rising demand for safe, secure, and efficient transport systems. Additionally, various technological advancements, such as the integration of the Internet of Things, or IoT, and artificial intelligence, or AI, solutions into railway detection systems, are market categories expected to grow in the coming years. These technologies aid in improving the overall operational efficiency and maintaining freight operations and systems.

Autonomous trains operations (ATO), also known as driverless trains, are operated automatically without any human intervention, and are monitored from the control station when communication is available. In case of any obstacle incurred in the route, the obstacle detection system commands the train to stop and in parallel a message is sent to operational control center and to the attendant on the train if any, to further command the train. Owing to increase in traffic congestion on road network, the need for smart and frequent trains has boosted the growth of the global market. According to Global Market Insights, the autonomous train market was valued at $8.0 billion in 2022, and is projected to reach $15.1 billion by 2032, growing at a CAGR of 6.4% from 2023 to 2032. We believe that our advanced obstacle detection is a crucial component in ATO.

Since our founding in April 2016, we have developed unique railway detection technology for railway safety, based on image processing and deep leaning technologies that provide early warnings to train driver of hazards on and around the railway track, including during severe weather and in all lighting conditions. Our unique system uses special high resolution cameras to identify objects up to 2,000 meters away for mainline application and up to 200m for switch yard application, along with a computer unit that uses AI machine learning algorithms to analyze the images, identify objects on or near the tracks, and warn the train driver of the obstacle and potential danger.

Our railway detection system includes different types of cameras, including optics, visible light spectrum cameras (video) and thermal cameras that transmit data to a ruggedized on-board computer which is designed to be suitable for the rough environment of a train’s locomotive. Our railway detection and classification system includes an image-processing and machine-learning algorithm that processes the data for identifying potential hazards on and around the track. These algorithms are designed to identify and classify objects such as people, animals, vehicles, signs, signals along the track, and anomalies. Our railway detection system actively classifies objects by severity to determine if an alarm should be signaled to the train driver. These data collection and classification capabilities can be extended to further use-cases such as predictive maintenance and big-data analyses.

We believe that our technology demonstrates capabilities and results that are better than existing solutions. Most of the currently available safety solutions for the railway industry focus on stationary systems in dedicated hazardous locations, such as at level track crossings and passenger train stations, among others. At these dedicated locations, different technologies are used for detecting obstacles that are on the vicinity of level crossing tracks, and usually include different cameras and radars. The problem with this type of solution is that the train is only monitored at specific points in the railroad junction, leaving the vast majority of the railway unprotected. In addition, even when detected something on the level crossing tracks, the message has to be transmitted in a way that the driver would be able to react on time. In recognition of the limitations of existing solutions, we integrate a collision avoidance system using long-range real-time AI and electro-optics technologies on trains that is designed to address this unmet need. as well as providing solutions to most of the challenges train operators face during transit such as collisions, derailments and other accidents caused by obstacles on tracks, or poor infrastructure.

Recent Updates

In February 2023, a leading U.S.-based rail and leasing services company purchased a Switch Yard System for $140,000 with support, to evaluate its performance during a six-month trial, which was successfully completed in September 2023.

In October 2023, we received a $500,000 purchase order for a single MainLine system and related services from a leading Latin American (LATAM) mining company. This MainLine system is expected to be delivered to the new customer during the fourth quarter of 2023. The LATAM mining company will benefit from Rail Vision’s robust MainLine Advance Driver Assistance System (ADAS) which uses high end electro-optical sensors, machine learning algorithms, and edge computing capabilities to improve safety of train operations, providing operators with accurate and timely information to make informed decisions. Rail Vision will also provide supervision, guidance, and training, services as part of the purchase order. This comprehensive approach ensures that the MainLine system is seamlessly integrated into the customer’s existing infrastructure and operations, minimizing disruption and downtime during implementation.

Recent Financings

Registered Direct Offering and Concurrent Private Placement of Warrants

On May 10, 2023, we entered into definitive securities purchase agreements with investors for the purchase and sale of 493,421 ordinary shares, at a purchase price of $6.08 per unit in a registered direct offering, or the Registered Direct Offering. In a concurrent private placement, or the Private Placement, we also agreed to issue to the same investors a total of warrants to purchase an aggregate of 493,421 ordinary shares, or the Concurrent Warrants, at an exercise price of $6.72 per share. The Concurrent Warrants will be exercisable upon issuance and will have a 5-year term from the initial issuance date. The transactions closed on May 11, 2023.

Private Placement of Ordinary Shares and Warrants

In an additional concurrent private placement with the Registered Direct Offering and Private Placement, or the KB Private Placement, we entered into a definitive securities purchase agreement for the purchase and sale of an aggregate of 493,421 ordinary shares and 5-year term common warrants to purchase an aggregate of 493,421 ordinary shares, or the KB Warrants, at a purchase price of $6.08 per unit, to Knorr-Bremse Rail Vehicle Systems, part of Knorr-Bremse, which is our largest shareholder. Knorr-Bremse is the global market leader for braking systems and a leading supplier of other mission-critical systems for rail and commercial vehicles. The KB Warrants, or, together with the Concurrent Warrants, the Warrants, are exercisable at $6.72 per ordinary share. The KB Private Placement closed on June 21, 2023, following approval of such transaction by our shareholders.

In connection with the transactions mentioned above and pursuant to a registration rights agreement between the Company and the selling shareholders dated May 10, 2023, or the Registration Rights Agreement, we also granted registration right to the selling shareholders. Pursuant to the Registration Rights Agreement, we agreed to file a registration statement, or the Resale Registration Statement, as soon as reasonably practicable, but in any case prior to fifty days after the pricing date, or the Filing Date, to register the resale of the ordinary shares and the ordinary shares issuable upon exercise of the Warrants and to cause the Resale Registration Statement to be declared effective within thirty calendar days following the Filing Date, or, in the event of a full review by the SEC, sixty calendar days following the Filing Date, or the Resale Effectiveness Date. On June 26, 2023, we initially filed a registration statement in respect of (i) the ordinary shares and (ii) ordinary shares issuable upon exercise of the KB Warrants, that were issued and sold in connection with the KB Private Placement, which was ultimately declared effective by the SEC on July 17, 2023. On July 6, 2023, we initially filed a registration statement in respect of ordinary shares issuable upon exercise of the Concurrent Warrants, that were issued and sold in connection with the Private Placement, which was ultimately declared effective by the SEC on July 17, 2023.

Reverse Share Split

On November 15, 2023, we effected a reverse share split of our ordinary shares at the ratio of 1-for-8, such that each eight (8) ordinary shares, par value NIS 0.01 per share, were consolidated into one (1) ordinary share, par value NIS 0.08. The first date when our ordinary shares began trading on Nasdaq after implementation of the reverse split was November 15, 2023. Unless indicated otherwise by the context, all ordinary share, option, warrant and per share amounts as well as share prices appearing in this prospectus have been adjusted to give retroactive effect to the reverse share split for all periods presented.

Corporate Information

We are a corporation based in Ra’anana and were incorporated in Israel. Our principal executive offices are located at 15 Hatidhar St. Ra’anana, 4366517 Israel. Our telephone number in Israel is +972-9-957-7706. Our website address is http://www.railvision.io/. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Risks Associated with our Business

Our business, and investing in our securities, are subject to numerous risks, as more fully described in the section entitled “Risk Factors” beginning on page 6 and other risk factors contained in the documents incorporated by reference herein. You should read these risks before making a decision to invest in our securities. If any of these risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. In each case, the trading price of our securities would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

●	We depend entirely on the success of our current products in development, we may not be able to successfully introduce these products and commercialize them, and we may not be able to successfully manage our planned growth, and our operating results and financial condition may fluctuate.

●	Our business may be adversely affected by changes in railway safety regulations.

●	Our planned international operations will expose us to additional market and operational risks, and failure to manage these risks may adversely affect our business and operating results.

●	If we are unable to obtain and maintain effective patent rights for our products, we may not be able to compete effectively in our markets. If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us, affecting our ability to compete.

●	Our headquarters, research and development and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel, including due to the current war in Gaza.

●	The market price for our ordinary shares may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the public offering price.

Implications of Being an “Emerging Growth Company” and a Foreign Private Issuer

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We could remain an “emerging growth company” for up to five years, which will be December 31, 2027, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the securities that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present financial statements pursuant to IFRS instead of pursuant to U.S. generally accepted accounting principles. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted, and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to U.S. domestic reporting companies.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE OFFERING

Ordinary shares currently outstanding	2,998,278 ordinary shares

Ordinary shares offered by us	Up to ordinary shares

Pre-funded warrants	We are also offering to certain purchasers whose purchase of ordinary shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of each purchaser, 9.99%) of our outstanding ordinary shares immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, or the pre-funded warrants, in lieu of ordinary shares that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of each purchaser, 9.99%) of our outstanding ordinary shares. The purchase price of each pre-funded warrant is $ (which is equal to the assumed public offering price per ordinary share to be sold in this offering minus $ , the exercise price per ordinary share of each pre-funded warrant). The pre-funded warrants are immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of ordinary shares we are offering will be decreased on a one-for-one basis. We are also registering the ordinary shares issuable from time to time upon the exercise of the pre-funded warrants offered hereby. See “Description of the Offered Securities” for more information.

Ordinary shares to be outstanding after this offering	ordinary shares (assuming no sale of any pre-funded warrants)

Use of proceeds:	We expect to receive approximately $ million in net proceeds from the sale of ordinary shares and/or pre-funded warrants offered by us in this offering, after deducting the estimated placement agent fees and estimated offering expenses payable by us, based upon an assumed public offering price of $ per ordinary share, the last reported sale price of our ordinary shares traded on Nasdaq on , 2023.

However, this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds in this offering. For example, if we sell only 25%, 50% or 75% of the maximum amount offered, our net proceeds will be approximately $      , $       or $      , respectively, after deducting the estimated placement agent fees and estimated offering expenses payable by us, and assuming no issuance of any pre-funded warrants. See “Use of Proceeds.”

We currently expect to use the net proceeds from this offering for:

● approximately $ million for research and development, including completion of our existing systems and continued development of new products;

● approximately $ million for marketing, advertising and pre-commercialization activities; and

● the remainder for working capital and general corporate purposes, and possible in-licensing of additional intellectual property.

Our management will have broad discretion in the application of the net proceeds of this offering.

See “Use of Proceeds” for more information about the intended use of proceeds from this offering.

Lock-up agreements	Our directors, officers and more than 10% shareholders have agreed not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our ordinary shares or securities convertible into ordinary shares for a period of days after the date of this prospectus (see “Plan of Distribution — Lock-Up Agreements”).

Risk factors:	You should read the “Risk Factors” section starting on page 6 of this prospectus, and “Item 3. - Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022, or the 2022 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Best Efforts Offering

We have agreed to offer and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 15 of this prospectus.

Nasdaq symbol:	“RVSN.”

Unless otherwise stated, all information in this prospectus, is based on 2,998,278 ordinary shares outstanding as of November 23, 2023, and does not include the following as of that date:

●	331,241 ordinary shares reserved for issuance under our Amended Share Option Plan, of which options to purchase 296,697 ordinary shares were outstanding as of such date at a weighted average exercise price of $16.22, of which 155,599 were vested as of such date; and

●	1,570,911 ordinary shares issuable upon the exercise of warrants, at a weighted average exercise price of $16.48 (including the Concurrent Warrants and the KB Warrants).

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

●	no exercise of the warrants or options, as described above;

●	no sale of Pre-Funded Warrants in this offering;

●	no exercise of the representative’s warrants to be issued upon consummation of this offering;

●	the issuance of 1,186,500 bonus shares under Israeli law to our ordinary shareholders on a basis of 43 bonus shares for each ordinary share outstanding, effected on February 13, 2022, and the customary adjustments to our outstanding options and warrants; and

●	a reverse share split of the Company’s ordinary shares at the ratio of 8:1 effected on November 15, 2023, and the customary adjustments to our outstanding options and warrants.

RISK FACTORS

You should carefully consider the risks described below and the risks described in our 2022 Annual Report which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to this Offering and the Ownership of Our Securities

Our principal shareholders, officers and directors beneficially own approximately 64.2% of our ordinary shares. They will therefore be able to exert significant control over matters submitted to our shareholders for approval, which could limit your ability to influence the outcome of key transactions, including a change of control, and which may result in conflicts with us or you in the future.

Our principal shareholders, officers and directors beneficially own approximately 64.2% of our ordinary shares. This significant concentration of share ownership may adversely affect the trading price for our ordinary shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. As a result, these shareholders, if they acted together, could significantly influence or even unilaterally approve matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these shareholders may not always coincide with our interests or the interests of other shareholders, and which may result in conflicts with us or you in the future.

Certain of our directors have relationships with our principal shareholders, which may cause conflicts of interest with respect to our business.

Three of our current directors were appointed by Knorr-Bremse and one director was appointed by Foresight, our largest shareholders. In addition, pursuant to our amended and restated articles of association, shareholders are entitled to appoint a director to our board of directors for each 10% of our outstanding share capital that they own and in such case the appointment will be for an undefined period. As a result, these directors may face real or apparent conflicts of interest with respect to matters affecting both us and Knorr-Bremse or Foresight, whose interests may be adverse to ours in certain circumstances.

We will need additional capital in the future. Raising additional capital by issuing securities may cause dilution to existing shareholders.

We have incurred losses in each year since our inception. If we continue to use cash at our historical rates of use we will need significant additional financing, which we may seek through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest will be diluted, and the terms of any such offerings may include liquidation or other preferences that may adversely affect the then existing shareholders rights. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt or making capital expenditures. If we raise additional funds through collaboration, strategic alliance or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

You will experience immediate dilution in book value of any ordinary shares you purchase.

Because the price per ordinary share being offered is substantially higher than our net tangible book value per ordinary share, you will suffer substantial dilution in the net tangible book value of any ordinary shares you purchase in this offering. After giving effect to the sale by us of ordinary shares in this offering, based on an assumed public offering price of $      per ordinary share, which is the last reported sale price of our ordinary shares on the Nasdaq on ,        2023, and after deducting the placement agent fees and offering expenses payable by us, our as adjusted net tangible book value of our ordinary shares would be approximately $       million, or approximately $      per ordinary share, as of June 30, 2023. If you purchase ordinary shares in this offering, you will suffer immediate and substantial dilution of our as adjusted net tangible book value of approximately $      per ordinary share. To the extent outstanding options or warrants are exercised, you will incur further dilution. See “Dilution” on page 12 for a more detailed discussion of the dilution you will incur in connection with this offering.

Ordinary shares representing a substantial percentage of our outstanding shares may be sold in this offering, which could cause the price of our ordinary shares to decline.

We may sell in this offering ordinary shares, or approximately      %, of our outstanding ordinary shares, prior to this offering, as of          , 2023. This sale and any future sales of a substantial number of ordinary shares in the public market, or the perception that such sales may occur, could materially adversely affect the price of our ordinary shares. We cannot predict the effect, if any, that market sales of those ordinary shares or the availability of those ordinary shares for sale will have on the market price of our ordinary shares.

We do not know whether a market for the ordinary shares will be sustained or what the trading price of the ordinary shares will be and as a result it may be difficult for you to sell your ordinary shares.

Although our ordinary shares trade on the Nasdaq, an active trading market for the ordinary shares may not be sustained. It may be difficult for you to sell your ordinary shares without depressing the market price for the ordinary shares. As a result of these and other factors, you may not be able to sell your ordinary shares. Further, an inactive market may also impair our ability to raise capital by selling ordinary shares and may impair our ability to enter into strategic partnerships or acquire companies or products by using our ordinary shares as consideration.

Inflation could adversely affect our business and results of operations.

While inflation in the United States and global markets has been relatively low in recent years, during 2021 and 2022, the economy in the United States and global markets encountered a material increase in the level of inflation. The impact of COVID-19, geopolitical developments such as the Russia-Ukraine conflict and global supply chain disruptions continue to increase uncertainty in the outlook of near-term and long-term economic activity, including whether inflation will continue and how long, and at what rate. Increases in inflation raise our costs for commodities, labor, materials and services and other costs required to grow and operate our business, and failure to secure these on reasonable terms may adversely impact our financial condition. Additionally, increases in inflation, along with the uncertainties surrounding COVID-19, geopolitical developments and global supply chain disruptions, have caused, and may in the future cause, global economic uncertainty and uncertainty about the interest rate environment, which may make it more difficult, costly or dilutive for us to secure additional financing. A failure to adequately respond to these risks could have a material adverse impact on our financial condition, results of operations or cash flows.

If we are unable for any reason to meet the continued listing requirements of Nasdaq, such action or inaction could result in a delisting of the ordinary shares.

On June 9, 2023, we announced that we received an initial notification letter from Nasdaq’s Listing Qualifications Department notifying us that we had 180 days to regain compliance with the minimum bid price requirement set forth in Nasdaq’s continued listing rules. Nasdaq’s continued listing rules require that listed securities maintain a minimum bid price of $1.00 per share, and that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days or more. We have until December 4, 2023, to regain compliance with the minimum bid price requirement in order to maintain the listing. To regain compliance with the minimum bid price requirement, the ordinary shares must have a closing bid price of at least $1.00 for a minimum of 10 consecutive business days. In the event that we do not regain compliance by December 4, 2023, we may then be eligible for additional 180 days if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of our intention to cure the deficiency during the second compliance period. If we do not qualify for the second compliance period or fail to regain compliance during the second compliance period, then Nasdaq will notify us of its determination to delist our ordinary shares, at which point we will have an opportunity to appeal the delisting determination to a hearings panel.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the minimum closing bid price requirement, Nasdaq may take steps to delist the ordinary shares. Such a delisting would likely have a negative effect on the price of the ordinary shares and would impair your ability to sell or purchase the ordinary shares when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow the ordinary shares to become listed again, stabilize the market price or improve the liquidity of the ordinary shares, prevent the ordinary shares from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

On November 15, 2023, we effected a reverse share split of the our ordinary shares at the ratio of 1-for-8, such that each eight (8) ordinary shares, par value NIS 0.01 per share, were consolidated into one (1) ordinary share, par value NIS 0.08. The first date when our ordinary shares began trading on Nasdaq after implementation of the reverse split was November 15, 2023.

There is no public market for the pre-funded warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the pre-funded warrants will be limited.

Holders of our pre-funded warrants will have no rights as holders of ordinary shares until such warrants are exercised.

Until you acquire ordinary shares upon exercise of your pre-funded warrants, you will have no rights with respect to ordinary shares issuable upon exercise of your pre-funded warrants. Upon exercise of your pre-funded warrants, you will be entitled to exercise the rights of a holder of ordinary shares only as to matters for which the record date occurs after the exercise date.

The pre-funded warrants are speculative in nature.

The pre-funded warrants offered hereby do not confer any rights of ownership of our ordinary shares on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire ordinary shares at a fixed price. Specifically, commencing on the date of issuance, holders of the pre-funded warrants may acquire ordinary shares issuable upon exercise of such warrants at an exercise price of $        per ordinary share. Moreover, following this offering, the market value of the pre-funded warrants is uncertain, and there can be no assurance that the market value of the pre-funded warrants will equal or exceed their public offering price.

Provisions of the Pre-Funded Warrants offered by this prospectus could discourage an acquisition of us by a third party.

Certain provisions of the Pre-Funded Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The Pre-Funded Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Pre-Funded Warrants. Further, the Pre-Funded Warrants provide that, in the event of certain transactions constituting “fundamental transactions,” with some exceptions, holders of such warrants will have the right, at their option, to require us to repurchase such Pre-Funded Warrants at a price described in such warrants. These and other provisions of the pre-funded warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

The exercise price of the Pre-Funded Warrants offered by this prospectus will not be adjusted for certain dilutive events.

The exercise price of the Pre-Funded Warrants offered by this prospectus is subject to adjustment for certain events, including, but not limited to, certain issuances of share capital, options, convertible securities and other securities. However, the exercise prices will not be adjusted for dilutive issuances of securities considered “excluded securities” and there may be transactions or occurrences that may adversely affect the market price of our ordinary shares or the market value of such Pre-Funded Warrants without resulting in an adjustment of the exercise prices of such Pre-Funded Warrants.

The best efforts structure of this offering may have an adverse effect on our business plan.

The placement agent is offering the ordinary shares and Pre-Funded Warrants in this offering on a best efforts basis. The placement agent is not required to purchase any securities, but will use their best efforts to sell the securities offered. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or will result in any proceeds being made available to us or if consummated the amount of proceeds to be received. The success of this offering will impact our ability to use the proceeds to execute our business plan. An adverse effect on the business may result from raising less than anticipated, and from the fact that there is no minimum raise.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement.

Risks Related to Our Incorporation and Our Operations in Israel

Security, political and economic instability in the Middle East may harm our business.

Our executive office is located in Ra’anana, Israel. In addition, certain of our key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in the Middle East may affect our business directly. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region, including Hamas (an Islamist militia and political group in the Gaza Strip) and Hezbollah (an Islamist militia and political group in Lebanon).

In particular, in October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped many Israeli civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas and these terrorist organizations in parallel continued rocket and terror attacks.

We cannot currently predict the intensity or duration of Israel’s war against Hamas, nor can we predict how this war will ultimately affect our business and operations or Israel’s economy in general.

Additionally, political uprisings, social unrest and violence in various countries in the Middle East, including Israel’s neighbor Syria, have affected the political stability of those countries. This instability may lead to deterioration of the political relationships that exist between Israel and certain countries and have raised concerns regarding security in the region and the potential for armed conflict. In addition, Iran has threatened to attack Israel. Iran is also believed to have a strong influence among the Syrian government, Hamas and Hezbollah. These situations may potentially escalate in the future into more violent events which may affect Israel and us. These situations, including conflicts which involved missile strikes against civilian targets in various parts of Israel have in the past negatively affected business conditions in Israel.

Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our business. The political and security situation in Israel may result in parties with whom we have contracts claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions. These or other Israeli political or economic factors could harm our operations and product development. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations and could make it more difficult for us to raise capital. We could experience disruptions if acts associated with such conflicts result in any serious damage to our facilities. Furthermore, several countries, as well as certain companies and organizations, continue to restrict business with Israel and Israeli companies, which could have an adverse effect on our business and financial condition. Our business interruption insurance may not adequately compensate us for losses, if at all, that may occur as a result of an event associated with a security situation in the Middle East, and any losses or damages incurred by us could have a material adverse effect on our business.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and elsewhere, including in our 2022 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

●	our lack of operating history;

●	our current and future capital requirements;

●	our ability to manufacture, market and sell our products and to generate revenues;

●	our ability to maintain our relationships with key partners and grow relationships with new partners;

●	our ability to maintain or protect the validity of our U.S. and other patents and other intellectual property;

●	our ability to launch and penetrate markets in new locations and new market segments;

●	our ability to retain key executive members and hire additional personnel;

●	our ability to maintain and expand intellectual property rights;

●	interpretations of current laws and the passages of future laws;

●	our ability to achieve greater regulatory compliance needed in existing and new markets;

●	the overall demand for passenger and freight transport;

●	our ability to achieve key performance milestones in our planned operational testing;

●	our ability to establish adequate sales, marketing and distribution channels;

●	acceptance of our business model by investors;

●	security, political and economic instability in the Middle East that could harm our business, including due to the current war between Israel and Hamas; and

●	those factors referred to in our 2022 Annual Report incorporated by reference herein in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our 2022 Annual Report generally, which is incorporated by reference into this prospectus.

Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions, and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Important factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements.

The forward-looking statements included in this prospectus speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2023:

●	on an actual basis;

●	on an as adjusted basis to give further effect to the issuance of ordinary shares in this offering, at an assumed public offering price of $ per share, the last reported sale price of our ordinary shares traded on Nasdaq on , 2023, and assuming no sale of any pre-funded warrants, after deducting placement agent fees and estimated offering expenses, as if the sale of the securities had occurred on June 30, 2023.

You should read this information in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of June 30, 2023
U.S. dollars in thousands	Actual	As Adjusted (1)
Cash and cash equivalents	$8,192

Shareholders’ equity:
Ordinary shares	68
Additional paid in capital	68,571

Accumulated deficit	(60,649)
Total shareholders’ equity	7,990
Total capitalization	7,990

(1)	Each $1.00 increase or decrease in the assumed public offering price of $ per ordinary share, would increase or decrease, respectively, the amount of cash, cash equivalents, total shareholders’ equity (deficit) and total capitalization by $ million, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated placement agent fees and estimated offering expenses payable by us. We may also increase or decrease the number of ordinary shares we are offering. An increase or decrease of 100,000 in the number of ordinary shares we are offering would increase or decrease, respectively, the amount of cash, cash equivalents, total shareholders’ equity (deficit) and total capitalization by $ million, assuming the assumed public offering price per ordinary share, as set forth on the cover page of this prospectus, remains the same.

Except as otherwise noted, all information in this prospectus reflects and assumes no sale of pre-funded warrants in this offering, which, if sold, would reduce the number of ordinary shares that we are offering on a one-for-one basis. The number of the ordinary shares to be issued and outstanding immediately after this offering as shown above assumes that all of the ordinary shares offered hereby are sold, and is based on             ordinary shares issued and outstanding as of the date of             , 2023. This number excludes:

●	331,241 ordinary shares reserved for issuance under our Amended Share Option Plan, of which options to purchase 296,697 ordinary shares were outstanding as of such date at a weighted average exercise price of $16.22, of which 155,599 were vested as of such date; and

●	1,570,911 ordinary shares issuable upon the exercise of warrants, at a weighted average exercise price of $16.48 (including the Concurrent Warrants and the KB Warrants).

DILUTION

If you invest in our ordinary shares in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per ordinary share in this offering and the as adjusted net tangible book value per ordinary share after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share. As of June 30, 2023, we had a historical positive net tangible book value of $7,990, or positive $2.66 per ordinary share. Our net tangible book value per share represents total tangible assets less total liabilities, divided by the number of ordinary shares outstanding on June 30, 2023.

After giving effect to the sale of ordinary shares in this offering at an assumed public offering price of $        per ordinary share (assuming the sale of the maximum offering amount is sold in this offering), and after deducting estimated placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value at June 30, 2023 would have been $             per share. This represents an immediate decease in as adjusted net tangible book value of $       per share to existing shareholders and immediate dilution of $             per ordinary share to new investors.

The following table illustrates this dilution per ordinary share in this offering:

Assumed public offering price per ordinary share	$
Net positive tangible book value per ordinary share as of June 30, 2023		2.66
Decrease in net tangible book value per ordinary share attributable to new investors
As adjusted net tangible book value per ordinary share after this offering
Dilution per ordinary share to new investors

To the extent that outstanding options are exercised, new options or warrants are issued or we issue additional ordinary shares in the future, there will be further dilution to new investors. We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our equity holders.

If we sell only 75% of the securities offered in this offering, at an assumed public offering price of $         per share (which is the last reported sale price of our ordinary shares on Nasdaq on         , 2023), assuming no sale of any pre-funded warrants in this offering and after deducting the estimated placement agent fees and the estimated expenses payable by us, our net tangible book value as of June 30, 2023 would have been approximately $         million, or $         per ordinary share. This represents an immediate increase in net book value of $         per share to our existing shareholders and an immediate dilution in net tangible book value of $         per share to new investors participating in this offering.

If we sell only 50% of the securities offered in this offering, at an assumed public offering price of $         per share (which is the last reported sale price of our ordinary shares on Nasdaq on         , 2023), assuming no sale of any pre-funded warrants in this offering and after deducting the estimated placement agent fees and the estimated expenses payable by us, our net tangible book value as of June 30, 2023 would have been approximately $         million, or $         per ordinary share. This represents an immediate increase in net book value of $         per share to our existing shareholders and an immediate dilution in net tangible book value of $         per share to new investors participating in this offering.

If we sell only 25% of the securities offered in this offering, at an assumed public offering price of $         per share (which is the last reported sale price of our ordinary shares on Nasdaq on         , 2023), assuming no sale of any pre-funded warrants in this offering and after deducting the estimated placement agent fees and the estimated expenses payable by us, our net tangible book value as of June 30, 2023 would have been approximately $         million, or $         per ordinary share. This represents an immediate increase in net book value of $         per share to our existing shareholders and an immediate dilution in net tangible book value of $         per share to new investors participating in this offering.

Except as otherwise noted, all information in this prospectus reflects and assumes no sale of pre-funded warrants in this offering, which, if sold, would reduce the number of ordinary shares that we are offering on a one-for-one basis. The number of the ordinary shares to be issued and outstanding immediately after this offering as shown above assumes that all of the ordinary shares offered hereby are sold, and is based on 2,998,278 ordinary shares issued and outstanding as of the date of this prospectus. This number excludes:

●	331,241 ordinary shares reserved for issuance under our Amended Share Option Plan, of which options to purchase 296,697 ordinary shares were outstanding as of such date at a weighted average exercise price of $16.22, of which 155,599 were vested as of such date; and

●	1,570,911 ordinary shares issuable upon the exercise of warrants, at a weighted average exercise price of $16.48 (including the Concurrent Warrants and the KB Warrants).

USE OF PROCEEDS

We currently expect to use the net proceeds from this offering for:

●	approximately $ million for research and development, including completion of our existing systems and continued development of new products;

●	approximately $ million for marketing, advertising and pre-commercialization activities; and

●	the remainder for working capital and general corporate purposes, and possible in-licensing of additional intellectual property.

However, because this is a reasonable best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, the actual offering amount, placement agent fees, and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus, and we may not sell all or any of the securities we are offering. As a result, we may receive significantly less in net proceeds. Based on the assumed offering price set forth above, we estimate that our net proceeds from the sale of 75%, 50%, and 25% of the securities offered in this offering would be approximately $       million, $       million, and $       million, respectively, after deducting the estimated placement agent fees and estimated offering expenses payable by us, and assuming no issuance of any pre-funded warrants.

The amounts and schedule of our actual expenditures will depend on multiple factors including the progress of our ongoing tests with train operators, the status and results of the tests, the pace of our partnering efforts in regards to manufacturing and commercialization and the overall regulatory environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares and do not anticipate paying any cash dividends in the foreseeable future. However, we may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law 5759-1999, or the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association to be effective upon the closing of this offering will not require shareholder approval of a dividend distribution and will provide that dividend distributions may be determined by our board of directors. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

Pursuant to the Companies Law, the distribution of dividends is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, we may only distribute dividends with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Payment of dividends may be subject to Israeli withholding taxes. See “Taxation—Israeli Tax Considerations and Government Programs” in our 2022 Annual Report incorporated by reference herein for additional information.

PLAN OF DISTRIBUTION

A.G.P./Alliance Global Partners, which we refer to herein as the placement agent, has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the placement agency agreement dated             , 2023. The placement agent is not purchasing or selling any of the ordinary shares and Pre-Funded Warrants offered by this prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of ordinary shares and Pre-Funded Warrants, but they have agreed to use their best efforts to arrange for the sale of all of the ordinary shares and Pre-Funded Warrants offered hereby. We will enter into a securities purchase agreement directly with certain institutional investors, at the investor’s option, who purchase our ordinary shares and Pre-Funded Warrants in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our ordinary shares and Pre-Funded Warrants in this offering.

We will deliver the ordinary shares and Pre-Funded Warrants being issued to the investors upon receipt of investor funds for the purchase of the ordinary shares and Pre-Funded Warrants offered pursuant to this prospectus. We expect to deliver the ordinary shares and Pre-Funded Warrants being offered pursuant to this prospectus on or about             , 2023.

We have agreed to indemnify the placement agent and specified other persons against specified liabilities, including liabilities under the Securities Act and to contribute to payments the placement agent may be required to make in respect thereof.

Fees and Expenses

This offering is being conducted on a “best efforts” basis and the placement agent has no obligation to buy any of the ordinary shares and Pre-Funded Warrants from us or to arrange for the purchase or sale of any specific number or dollar amount of ordinary shares and Pre-Funded Warrants. We have agreed to pay the placement agent the fees set forth in the table below.

	Per Ordinary Share	Per Pre- Funded Warrant	Total
Public offering price	$	$	$
Placement agent fees (1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	We have agreed to pay to the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in this offering, provided, however, in the case of certain identified investors, the placement agent fee will be 3.0% of the gross proceeds in this offering.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual aggregate cash placement fee, if any, is not presently determinable and may be substantially less than the maximum amount set forth above.

We estimate the total expenses payable by us for this offering to be approximately $        , which amount includes: (i) a placement agent fee of $         assuming the purchase of all of ordinary shares and Pre-Funded Warrants we are offering; (ii) a non-accountable expense allowance payable to the placement agent of $25,000; (iii) reimbursement of the accountable expenses of the placement agent of up to $75,000 related to the legal fees of the placement agent being paid by us (none of which has been paid in advance); and (iv) other estimated expenses of approximately $         which include our legal, accounting, and printing costs and various fees associated with the registration and listing of our ordinary shares.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(ii) of the Securities Act and any commissions received by the placement agent and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Lock-Up Agreements

Our directors, officers, certain beneficial owners of 10% or more of our outstanding ordinary shares have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of our capital stock or securities convertible into, or exchangeable or exercisable for, our capital stock during a period ending           days after the date of this prospectus, without first obtaining the written consent of the placement agent, subject to certain exceptions. Specifically, these individuals have agreed, in part, not to:

●	offer, pledge, sell, contract to sell or otherwise dispose of our capital stock or any securities convertible into or exercisable or exchangeable for our capital stock;

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction is to be settled by delivery of our securities or in cash;

●	make any demand for or exercise any right registration of any of our capital stock; or

●	publicly disclose the intention to make any offer, sale, pledge or disposition of, or to enter into any transaction, swap, hedge, or other arrangement relating to any of our capital stock.

Notwithstanding these limitations, our capital stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

We have agreed with the placement agent to be subject to a lock-up period of           days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, subject to certain limited exceptions, we may not, without the prior written consent of the placement agent: (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Ordinary Shares or Ordinary Shares equivalents or (ii) file any registration statement or amendment or supplement thereto, other than the preliminary prospectus or the prospectus related to this offering or a registration statement on Form S-8 in connection with any employee benefit plan. In addition, subject to certain exceptions, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our Ordinary Shares or upon a specified or contingent event in the future, or enter into any agreement to issue securities at a future determined price for a period of          days following the closing date of this offering.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our ordinary shares prior to this offering.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “RVSN.”

Discretionary Accounts

The placement agent does not intend to confirm sales of the ordinary shares offered hereby to any accounts over which they have discretionary authority.

Other Activities and Relationships

The placement agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the placement agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the placement agent or its affiliates enter into a lending relationship with us, they will routinely hedge their credit exposure to us consistent with their customary risk management policies. The placement agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such short positions could adversely affect future trading prices of our ordinary shares offered hereby. The placement agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

This prospectus in electronic format may be made available on a website maintained by the placement agent, and the placement agent may distribute this prospectus electronically.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement or the securities purchase agreement, copies of which are attached to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information.”

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary of the material terms of our articles of association and Israeli corporate law regarding our ordinary shares and the holders thereof. This description contains all material information concerning our ordinary shares but does not purport to be complete.

Ordinary Shares

As of November 23, 2023, our authorized share capital consisted of 12,500,000 ordinary shares, par value NIS 0.08 per share, of which 2,998,278 ordinary shares were issued and outstanding as of such date. Our ordinary shares are not redeemable and are not subject to any preemptive right.

On November 15, 2023, we effected a reverse share split of our ordinary shares at the ratio of 1-for-8, such that each eight (8) ordinary shares, par value NIS 0.01 per share, were consolidated into one (1) ordinary share, par value NIS 0.08.

In addition to ordinary shares, in the last three years, we have issued warrants to purchase an aggregate of 1,561,524 ordinary shares to investors, of which no warrants have expired, no warrants have been exercised and all of which are currently outstanding. The exercise prices of the warrants range from $6.72 to $33.04 per ordinary share. In addition, in the last three years we have issued options to directors, employees and consultants to purchase an aggregate of 201,100 ordinary shares, of which 7,750 options have expired, no options have been exercised and 155,853 options are still outstanding. The exercise price of the options is $14.80 per ordinary share.

Registration Number of the Company

Our registration number with the Israeli Registrar of Companies is 515441541.

Purposes and Objects of the Company

Our purpose and objectives are set forth in Section 3 of our amended and restated articles of association.

The Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our chief executive officer and his actions. Our board of directors may exercise all powers that are not required under the Israeli Companies Law, or the Companies Law, or under our amended and restated articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Our ordinary shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each ordinary share entitling the holder thereof, which attend the meeting and participate at the voting, either in person electronically or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our amended and restated articles of association, our directors are appointed by shareholders holding at least 10% of the issued share capital of the company and in such case the appointment will be for undefined period, subject to the provisions of the amended and restated articles, or elected at an annual general meeting of our shareholders and in such case they shall serve on the board of directors until the next annual general meeting (except for external directors) or until they resign or until they cease to act as board members pursuant to the provisions of our amended and restated articles of association or any applicable law, upon the earlier. In addition, our amended and restated articles of association allow our board of directors to appoint directors to fill vacancies and/or as an addition to the board of directors (subject to the maximum number of directors) to serve until the next annual general meeting or earlier if required by our amended and restated articles of association or applicable law, upon the earlier. External directors are elected for an initial term of three years and may be removed from office pursuant to the terms of the Companies Law.  See “Item 6.C— Management—Board Practices—External Directors” in our Annual Report on Form 20-F for the year ended December 31, 2022 incorporated by reference herein for additional information.

Annual and Special Meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our board of directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our board of directors may call special meetings whenever it sees fit and upon the written request of: (a) any two of our directors or such number of directors equal to one quarter of the members of our board of directors; and/or (b) one or more shareholders holding, in the aggregate, either (i) 5% or more of our outstanding voting power or (ii) 5% or more of our outstanding issued shares and 1% of our outstanding voting power.

Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	appointment or termination of our auditors;

●	election of directors, including external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes, among other matters, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law, under our amended and restated articles of association, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy or written ballot, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting any shareholder present in person or by proxy, shall constitute a quorum.

Adoption of Resolutions

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder may vote in a general meeting in person, by proxy or by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, in order to change the rights attached to any class of shares, such change must be adopted by the board of directors and at a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Provisions Restricting Change in Control of Our Company

There are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us. However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority requirement that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of more than 45% of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. In general, if less than 5% of the outstanding shares are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Shareholders may request appraisal rights in connection with a full tender offer for a period of six months following the consummation of the tender offer, but the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his ordinary shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital.

DESCRIPTION OF THE OFFERED SECURITIES

We are offering (A) up to       ordinary shares and (B) pre-funded warrants to purchase up to       ordinary shares. For each pre-funded warrant we sell, the number of ordinary shares we are offering will be decreased on a one-for-one basis. We are also registering the ordinary shares issuable from time to time upon exercise of the pre-funded warrants offered hereby.

Ordinary Shares

The material terms and provisions of our ordinary shares are described under the caption “Description of Share Capital” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of pre-funded warrant the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

The term “pre-funded” refers to the fact that the purchase price of our ordinary shares in this offering includes almost the entire exercise price that will be paid under the pre-funded warrants, except for a nominal remaining exercise price of $        . The purpose of the pre-funded warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of each purchaser, 9.99%) of our outstanding ordinary shares following the consummation of this offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving pre-funded warrants in lieu of our ordinary shares which would result in such ownership of more than 4.99% (or, at the election of each purchaser, 9.99%), and receive the ability to exercise their option to purchase the ordinary shares underlying the pre-funded warrants at such nominal price at a later date.

Exercise of pre-funded warrants. Each pre-funded warrant is exercisable for one ordinary share, with an exercise price equal to $       per ordinary share, at any time that the pre-funded warrant is outstanding. There is no expiration date for the pre-funded warrants. The holder of a pre-funded warrant will not be deemed a holder of our underlying ordinary shares until the pre-funded warrant is exercised.

Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of ordinary shares in excess of 4.99% (or, at the election of each purchaser, 9.99%) of the ordinary shares then outstanding after giving effect to such exercise.

The exercise price and the number of ordinary shares issuable upon exercise of the pre-funded warrants is subject to appropriate adjustment in the event of recapitalization events, share dividends, share splits, share combinations, reclassifications, reorganizations or similar events affecting our ordinary shares. The pre-funded warrant holders must pay the exercise price in cash upon exercise of the pre-funded warrants, unless such pre-funded warrant holders are utilizing the cashless exercise provision of the pre-funded warrants.

Upon the holder’s exercise of a pre-funded warrant, we will issue the ordinary shares issuable upon exercise of the pre-funded warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any pre-funded warrants to purchase ordinary shares, holders of the pre-funded warrants will not have any of the rights of holders of ordinary shares purchasable upon exercise, including the right to vote, except as set forth therein.

As an alternative to payment in immediately available funds, the holder may elect to exercise the pre-funded warrant through a cashless exercise, in which the holder would receive upon such exercise the net number of ordinary shares determined according to the formula set forth in the pre-funded warrant (in which case, the pre-funded warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our ordinary shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding ordinary shares, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding ordinary shares, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction without regard to any limitations on exercised contained in the pre-funded warrants.

Exchange Listing. We do not intend to apply to list the pre-funded warrants on any securities exchange or other trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

MATERIAL TAX CONSIDERATIONS

Israeli Tax Considerations and Government Programs

The following is a brief summary of the material Israeli tax laws applicable to us and certain Israeli Government programs. The following also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our ordinary shares purchased by investors in this offering. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, there can be no assurance that the tax authorities will accept the views expressed in this discussion. This summary is based on laws and regulations in effect as of the date hereof, and is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

General Corporate Tax Structure in Israel

Israeli resident companies are generally subject to corporate tax. The current corporate tax rate, as from 2018 is 23% However, the effective tax rate payable by a company that derives income from a Preferred Enterprise (as discussed below) may be considerably less.

Capital gains derived by an Israeli resident company are generally subject to tax at the prevailing corporate tax rate. Under Israeli tax legislation, a corporation will be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel; or (ii) the control and management of its business are exercised in Israel.

Law for the Encouragement of Industry (Taxes), 1969

The Law for the Encouragement of Industry (Taxes), 1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.”

The Industry Encouragement Law defines an “Industrial Company” as a company incorporated in, and resident of Israel, at least 90% of the income of which, in a given tax year, exclusive of income from specified government loans, capital gains, interest and dividends which are not classified for such company as business income, is derived from an industrial enterprise owned by it. In general, an “Industrial enterprise” is defined as an enterprise whose major activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

●	Amortization of the cost of purchased a patent, rights to use a patent, and know-how, which are used for the development or promotion of the Industrial Enterprise, over an eight-year period and certain other intangible property rights (other than goodwill), commencing on the year in which such rights were first exercised;

●	Under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies; and

●	A straight-line deduction of expenses related to a public offering over a three–year period commencing in the year of offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority. There is no assurance that we qualify as an Industrial Company or that the benefits described above will be available in the future.

The Encouragement of Research, Development and Technological Innovation in the Industry Law, 1984

Under the Encouragement of Research, Development and Technological Innovation in the Industry Law, 1984, or the Innovation Law, and its related regulations, research and development programs which meet specified criteria and are approved by the Israeli Innovation Authority, or the IIA, are eligible for grants of up to 50% of the project’s expenditure, as determined by the research committee, in exchange for the payment of royalties from the revenues generated from the sale of products and related services developed, in whole or in part, pursuant to, or as a result of, a research and development program funded by the IIA. The royalties are generally at a range of 3.0% to 5.0% of revenues until the entire grant is repaid, together with an annual interest (as determined in the Innovation Law). Following the full payment of such royalties and interest, there is generally no further liability for royalty payments. Nonetheless, the restrictions under the Innovation Law (as generally specified below) will continue to apply even after our company has repaid the grants, including accrued interest, in full.

The main obligations under the Innovation Law which are applicable to us as a grant recipient are:

Local manufacturing obligation: The terms of the Innovation Law require that the manufacture of products developed with IIA grants be performed in Israel. Manufacturing activity may not be transferred outside of Israel, unless the prior approval of the IIA is received. However, this does not restrict the export of products that incorporate the funded technology. Ordinarily, as a condition to obtaining approval to manufacture outside Israel, we would be required to pay royalties at an increased rate (usually 1% in addition to the standard rate) and increased royalties cap between 120% and 300% of the grants, depending on the manufacturing volume that is performed outside Israel as follows:

Manufacturing Volume Outside of Israel	Royalties to the IIA as a Percentage of Grant
Up to 50%	120%
Between 50% and 90%	150%
90% and more	300%

The transfer of no more than 10% of the manufacturing capacity in the aggregate outside of Israel is exempt under the Innovation Law from obtaining the prior approval of the IIA. A company requesting funds from the IIA also has the option of declaring in its IIA grant application its intention to perform part of its manufacturing outside Israel, thus avoiding the need to obtain additional approval.

Transfer of know-how outside of Israel: The know-how developed within the framework of the IIA plan may not be transferred to third parties outside Israel without the prior approval of the IIA. The approval, however, is not required for the export of any products developed using grants received from the IIA. The IIA approval to transfer know-how created, in whole or in part, in connection with an IIA-funded project, to a third party outside Israel is subject to payment of a redemption fee to the IIA calculated according to a formula provided under the Innovation Law that is based, in general, on the ratio between the aggregate IIA grants to the company’s aggregate investments in the project that was funded by these IIA grants, multiplied by the transaction consideration. The regulations promulgated under the Innovation Law establish a cap of the redemption fee payable to the IIA under the above mentioned formulas and differentiate between two situations: (i) in the event that the funded company sells its IIA funded know-how, in whole or in part, or is sold as part of an merger and acquisition, or M&A, transaction, and subsequently ceases to conduct business in Israel, the maximum redemption fee under the above mentioned formulas will be no more than six times the total grants received from the IIA, including accrued interest; (ii) in the event that following the transactions described above the company undertakes to continue its research and development activity in Israel for at least three years following such transfer and maintain at least 75% of its research and development staff employees it had for the six months before the know-how was transferred, while keeping the same scope of employment for such research and development staff, then the company is eligible for a reduced cap of the redemption fee of no more than three times the amounts received (plus accrued interest) for the applicable know-how being transferred, or the entire amount received from the National Authority for Technological Innovation, or NATI, as applicable.

Upon payment of such redemption fee, the know-how and the production rights for the products supported by such funding cease to be subject to the Innovation Law. Transfer of such funded know-how to an Israeli entity is subject to the IIA approval and to an undertaking of the recipient Israeli entity to comply with the provisions of the Innovation Law and related regulations, including the restrictions on the transfer of know-how and the obligation to pay royalties, as further described in the Innovation Law and related regulations.

Licensing rules: In May 2017, the IIA issued new rules for licensing know-how developed with the IIA’s funding outside of Israel, or the Licensing Rules, which allow a company to enter into licensing arrangements or grant other rights in know-how developed under the IIA’s programs outside of Israel, subject to the prior consent of the IIA and payment of license fees, calculated in accordance with the Licensing Rules. The payment of the license fees will not discharge a company from the obligations to pay royalties or other payments to the IIA.

Certain reporting obligations: A recipient of grants under the Innovation Law is required to notify the IIA of certain events enumerated in the Innovation Law. In addition, the IIA may from time to time audit sales of products by companies which received funding from the IIA and this may lead to additional royalties being payable on additional product candidates.

We have not received any grants from the IIA. In the future, we may apply for such grants. In the event that a company has received IIA grants, the abovementioned restrictions and requirements for payment may impair the ability of such a company to sell its technology outside of Israel, or to outsource manufacturing or otherwise transfer know-how outside Israel and may require it to obtain the approval or the IIA for certain actions and transactions and pay additional royalties or other payments to the IIA. If such a company fails to comply with the Innovation Law, it may be subject to mandatory repayment of grants, together with interest and penalties, as well as be exposed to criminal charges.

Tax Benefits for Research and Development under the Encouragement of Industrial Research and Development Law, 1984

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, related to scientific research and development, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

●	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

●	The research and development must be for the promotion of the company; and

●	The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures related to scientific research and development that were not approved are deductible in equal amounts over three years.

From time to time we may apply the IIA for approval to allow a tax deduction for all research and development expenses during the year incurred. There can be no assurance that such application will be accepted.

Law for the Encouragement of Capital Investments, 1959

The Law for the Encouragement of Capital Investments, 1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets).

The Investment Law was significantly amended effective as of April 1, 2005, as of January 1, 2011, and as of January 1, 2017 (the “2017 Amendment”). The 2017 Amendment introduces new benefits for Technology Enterprises, alongside the existing tax benefits.

Tax Benefits Under the 2017 Amendment

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax benefits programs under the Investment Law.

The 2017 Amendment provides that a technology company satisfying certain conditions will qualify as a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income,” as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in development zone “A.” In addition, a Preferred Technological Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017, for at least NIS 200 million, and the sale receives prior approval from the IIA.

The 2017 Amendment further provides that a technological company satisfying certain conditions (including a group turnover of at least NIS 10 billion) will qualify as a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Technological Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from IIA. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty. However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company and other conditions are met, the withholding tax rate will be 4%.

If in the future we generate taxable income, to the extent that we qualify as a “Preferred Company,” the benefits provided under the Investment Law could potentially reduce our corporate tax liabilities.

Taxation of our Shareholders

Capital Gains

Israeli capital gain tax is imposed on the disposal of capital assets by an Israeli resident, and on the disposal of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel. The Israeli Income Tax Ordinance of 1961 (New Version), or the Ordinance, distinguishes between “Real Gain” and the “Inflationary Surplus.” The Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli consumer price index or the foreign exchange rate differences in certain cases, between the date of purchase and the date of sale. The Real Gain is the excess of the total capital gain over Inflationary Surplus. Inflationary Surplus generated from December 31, 1993, is not subject to tax in Israel.

Real Gain accrued by individuals on the sale of our ordinary shares will be taxed at the rate of 25%. However, if the individual shareholder is a “Substantial Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, 10% or more of one of the Israeli resident company’s “means of control.” “Means of control” generally includes the right to vote, receive profits, nominate a director or an officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, and all regardless of the source of such right) at the time of sale or at any time during the preceding 12 months period, such gain will be taxed at the rate of 30%.

Real Capital Gain derived by corporations will be generally subject to a corporate tax rate of 23% (in 2023).

Capital Gains Taxes is Applicable also to Non-Israeli Resident Shareholders.

A non-Israeli resident who derives capital gains from the sale, exchange or disposition of shares in an Israeli resident company listed on a non-Israeli stock exchange may be exempt from Israeli tax so long as the following cumulative conditions are met: (i) the shares were purchased upon or after the registration of the securities on the stock exchange, (ii) the seller does not have a permanent establishment in Israel to which the derived capital gain is attributed, and (iii) the capital gains are neither subject to section 101 of the Ordinance, nor to the Israeli Income Tax Law (Inflationary Adjustments), 1985. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents (i) have a controlling interest of more than 25% in such non-Israeli corporation, or (ii) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. Furthermore, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the securities are deemed to be business income.

Additionally, a sale of shares by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority, or the ITA). For example, under Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S.-Israel Tax Treaty, or a Treaty U.S. Resident, is generally exempt from Israeli capital gains tax unless either: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment of the Treaty U.S. Resident maintained in Israel, under certain terms; (iv) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions; or (v) such Treaty U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any of these cases, the sale, exchange or disposition of our ordinary shares would be subject to Israeli tax, to the extent applicable. However, under the U.S.-Israel Tax Treaty, such Treaty U.S. Resident would be permitted to claim a credit for the tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The United States-Israel Tax Treaty does not provide such credit against any U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the Israeli Tax Authority may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the Israeli Tax Authority to confirm their status as non-Israeli residents, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

Dividends

Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25% (or 30% in the case such shareholder is considered a “substantial shareholder” at any point in the preceding 12 month period), which tax will be withheld at source, unless relief is provided in an applicable tax treaty between Israel and the shareholder’s country of residence. However, a distribution of dividends to non-Israeli residents is subject to withholding tax at source at a rate of 20% if the dividend is distributed from income attributed to a Preferred (including Preferred Technological) Enterprise. If the dividend is attributable in part to income derived from a Preferred Enterprise or a Preferred Technological Enterprise, the withholding rate will be a blended rate reflecting the relative portions of the types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. Such dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 20% if the dividend is distributed from income attributed to a Preferred Enterprise.

However, a reduced tax rate may be provided under an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a Treaty U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends not generated by a Preferred Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. If dividends are distributed from income attributed to a Preferred Enterprise, or a Preferred Technological Enterprise and the foregoing conditions are met, such dividends are subject to a withholding tax rate of 15% for a shareholder that is a United States corporation.

Excess Tax

Subject to the provisions of an applicable tax treaty, individuals who are subject to income tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, income derived from dividends, interest and capital gains) exceeding NIS 698,280 for 2023, which amount is linked to the annual change in the Israeli consumer price index.

Foreign Exchange Regulations

Non-residents of Israel who hold our ordinary shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated, and may be restored at any time by administrative action.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

Certain U.S. Federal Income Tax Consideration

The following is a general summary of certain material U.S. federal income tax consequences relating to the purchase, ownership and disposition of our ordinary shares and pre-funded warrants by U.S. Holders (as defined below). This summary is based on the Code, the regulations of the U.S. Department of the Treasury issued pursuant to the Code, or the Treasury Regulations, the income tax treaty between the United States and Israel, or the U.S.-Israel Tax Treaty, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This summary is no substitute for consultation by prospective investors with their own tax advisors and does not constitute tax advice. This summary applies only to U.S. Holders that hold our ordinary shares or pre-funded warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not address all of the tax considerations that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (including, without limitation, banks, insurance companies, tax-exempt entities, retirement plans, regulated investment companies, partnerships, dealers in securities, brokers, real estate investment trusts, grantor trusts, certain former citizens or residents of the United States, persons who acquire our ordinary shares or pre-funded warrants as part of a straddle, hedge, conversion transaction or other integrated investment, persons who acquire our ordinary shares or pre-funded warrants through the exercise or cancellation of employee stock options or otherwise as compensation for their services, persons that have a “functional currency” other than the U.S. dollar, persons that own (or are deemed to own, indirectly, or by attribution) 10% or more of our shares (by vote or value), or persons that mark their securities to market for U.S. federal income tax purposes). This summary does not address any U.S. state or local or non-U.S. tax considerations, any U.S. federal estate, gift or alternative minimum tax considerations, or any U.S. federal tax consequences other than U.S. federal income tax consequences.

As used in this summary, the term “U.S. Holder” means a beneficial owner of our ordinary shares or pre-funded warrants that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person.”

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our ordinary shares and pre-funded warrants, the tax treatment of such entity or arrangement treated as a partnership and each person treated as a partner thereof generally will depend upon the status and activities of the entity and such person. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners of the purchase, ownership and disposition of our ordinary shares or pre-funded warrants.

Prospective investors should be aware that this summary does not address the tax consequences to investors who are not U.S. Holders. Prospective investors should consult their own tax advisors as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of our ordinary shares or pre-funded warrants, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Tax Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, we believe a pre-funded warrant should be treated as an ordinary share for U.S. federal income tax purposes and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of our ordinary shares, as described below (except as otherwise noted below). However, our characterization is not binding on the U.S. Internal Revenue Services, or IRS, and the IRS may treat the pre-funded warrants as warrants to acquire our ordinary shares. If so, the tax consequences, including the amount and character of your gain, with respect to an investment in our pre-funded warrants could change. Accordingly, each U.S. Holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes unless otherwise noted.

Taxation of U.S. Holders

Distributions. Subject to the discussion below under “Passive Foreign Investment Company,” a U.S. Holder that receives a distribution with respect to an ordinary share generally will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Israeli tax withheld from such distribution) when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any distributions in excess of our earnings and profits will be applied against and will reduce (but not below zero) the U.S. Holder’s tax basis in its ordinary shares, and, to the extent they exceed that tax basis, will be treated as gain from the sale or exchange of our ordinary shares. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

As noted above, we do not anticipate paying any cash dividends in the foreseeable future. If we were to pay dividends, we expect to pay such dividends in NIS. A dividend paid in NIS, including the amount of any Israeli taxes withheld, will be includible in a U.S. Holder’s income at a U.S. dollar amount calculated by reference to the exchange rate in effect on the date such dividend is received, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted to U.S. dollars on the date of receipt, a U.S. Holder generally will not recognize a foreign currency gain or loss. However, if the U.S. Holder converts the NIS into U.S. dollars on a later date, the U.S. Holder must include, in computing its income, any gain or loss resulting from any exchange rate fluctuations. The gain or loss will be equal to the difference between (i) the U.S. dollar value of the amount included in income when the dividend was received and (ii) the amount received on the conversion of the NIS into U.S. dollars. Such gain or loss generally will be ordinary income or loss and will be U.S. source income or loss for U.S. foreign tax credit purposes. U.S. Holders should consult their own tax advisors regarding the tax consequences to them if we pay dividends in NIS or any other non-U.S. currency.

Subject to certain significant conditions and limitations, any Israeli taxes paid on or withheld from distributions from us and not refundable to a U.S. Holder may be credited against the U.S. Holder’s U.S. federal income tax liability or, alternatively, may be deducted from the U.S. Holder’s taxable income. However, as a result of recent changes to the U.S. foreign tax credit rules, a withholding tax generally will need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. Holder. We have not determined whether these requirements have been met and, accordingly, no assurance can be given that any withholding tax on dividends paid by us will be creditable. The election to deduct, rather than credit, foreign taxes, is made on a year-by-year basis and applies to all foreign taxes paid by a U.S. Holder or withheld from a U.S. Holder that year. Dividends paid on our ordinary shares generally will constitute income from sources outside the United States and be categorized as “passive category income” or, in the case of some U.S. Holders, as “general category income” for U.S. foreign tax credit purposes. Because the rules governing foreign tax credits are complex, U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Dividends paid on our ordinary shares will not be eligible for the “dividends-received” deduction generally allowed to corporate U.S. Holders with respect to dividends received from U.S. corporations.

Certain distributions treated as dividends that are received by an individual U.S. Holder from a “qualified foreign corporation” may be classified as “qualified dividend income,” ~~—~~  which is generally taxed at the lower applicable long term capital gains rates provided certain holding period and other requirements are satisfied. A non-U.S. corporation (other than a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. We will not be a qualified foreign corporation if we are a passive foreign investment company, or PFIC, for the taxable year in which we pay a dividend or for the preceding taxable year. As discussed below under “Passive Foreign Investment Company,” we believe that we were a PFIC for our 2022 taxable year and expect to be a PFIC for the 2023 taxable year. Because the PFIC determination is highly fact intensive, there can be no assurance that we will be a PFIC in 2023 or for any other taxable year. Our ordinary shares will generally be considered to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market, as we intend our ordinary shares will be. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares.

The additional 3.8% “net investment income tax” (described below) may apply to dividends received by certain U.S. Holders who meet certain modified adjusted gross income thresholds.

Sale, Exchange or Other Taxable Disposition of Ordinary Shares or Pre-Funded Warrants. Subject to the discussion under “Passive Foreign Investment Company” below, a U.S. Holder generally will recognize capital gain or loss upon the sale, exchange, or other taxable disposition of our ordinary shares or pre-funded warrants in an amount equal to the difference between the amount realized on the sale, exchange, or other taxable disposition and the U.S. Holder’s adjusted tax basis (determined under U.S. federal income tax rules) in such ordinary shares or pre-funded warrants. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in our ordinary shares or pre-funded warrants exceeds one year. Preferential tax rates for long-term capital gain (currently, with a maximum rate of 20%) will apply to individual U.S. Holders. The deductibility of capital losses is subject to limitations. The gain or loss generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes, subject to certain possible exceptions under the U.S.-Israel Tax Treaty. The additional 3.8% “net investment income tax” (described below) may apply to gains recognized upon the sale, exchange, or other taxable disposition of our ordinary shares or pre-funded warrants by certain U.S. Holders who meet certain modified adjusted gross income thresholds.

U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of receiving currency other than U.S. dollars upon the disposition of their ordinary shares or pre-funded warrants.

Exercise and Expiration of Pre-Funded Warrants. In general, a U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of pre-funded warrants into ordinary shares. The U.S. federal income tax treatment of a cashless exercise of pre-funded warrants into our ordinary shares is unclear. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of pre-funded warrants.

The expiration of a pre-funded warrant will generally be treated as if the U.S. Holder sold or exchanged the warrant and recognized a capital loss equal to the U.S. Holder’s tax basis in the pre-funded warrant.

Certain Adjustments to the Pre-Funded Warrants. Under Section 305 of the Code, an adjustment to the number of ordinary shares issued on the exercise of the pre-funded warrants, or an adjustment to the exercise price of the pre-funded warrants, may be treated as a constructive distribution to a U.S. Holder of the pre-funded warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to and distributions on the pre-funded warrants.

Passive Foreign Investment Company. In general, a non-U.S. corporation will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of its gross income is “passive income,” or (ii) on average at least 50% of its assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. Assets that produce or are held for the production of passive income may include cash, even if held as working capital or raised in a public offering, as well as marketable debt securities and other assets that may produce passive income. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

A foreign corporation’s PFIC status is an annual determination that is based on tests that are factual in nature, and our status for any year will depend on our income, assets, and activities for such year. Based upon our review of our financial data, we believe that we were a PFIC for our 2022 taxable year and expect to be a PFIC for the 2023 taxable year. Because PFIC status is determined annually and is based on our income, assets and activities for the entire taxable year, it is not possible to determine with certainty whether we will be characterized as a PFIC for the 2023 taxable year until after the close of the year, and there can be no assurance that we will not be classified as a PFIC in any future year.

Default PFIC Rules. If we are a PFIC for any tax year, a U.S. Holder who does not make a timely “qualified electing fund” election, or “QEF election” or a mark-to-market election (as described below), referred to in this summary as a “Non-Electing U.S. Holder,” will be subject to special rules with respect to (i) any “excess distribution” (generally, the portion of any distributions received by the Non-Electing U.S. Holder on the ordinary shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing U.S. Holder in the three preceding taxable years, or, if shorter, the Non-Electing U.S. Holder’s holding period for the ordinary shares), and (ii) any gain realized on the sale or other disposition of such ordinary shares or pre-funded warrants. Under these rules:

●	the excess distribution or gain would be allocated ratably over the Non-Electing U.S. Holder’s holding period for such ordinary shares or pre-funded warrants;

●	the amount allocated to the current taxable year and any year prior to us becoming a PFIC would be taxed as ordinary income; and

●	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If a Non-Electing U.S. Holder who is an individual dies while owning our ordinary shares or pre-funded warrants, the Non-Electing U.S. Holder’s successor would be ineligible to receive a step-up in tax basis of such ordinary shares or pre-funded warrants. Non-Electing U.S. Holders should consult their tax advisors regarding the application of the “net investment income tax” (described below) to their specific situation.

To the extent a distribution on our ordinary shares does not constitute an excess distribution to a Non-Electing U.S. Holder, such Non-Electing U.S. Holder generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current and/or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that are not allocated to excess distributions. The tax consequences of such distributions are discussed above under “Taxation of U.S. Holders—Distributions.” Each U.S. Holder is encouraged to consult its own tax advisor with respect to the appropriate U.S. federal income tax treatment of any distribution on our ordinary shares.

If we are treated as a PFIC for any taxable year during the holding period of a Non-Electing U.S. Holder, we will continue to be treated as a PFIC for all succeeding years during which the Non-Electing U.S. Holder is treated as a direct or indirect Non-Electing U.S. Holder even if we are not a PFIC for such years. A U.S. Holder is encouraged to consult its tax advisor with respect to any available elections that may be applicable in such a situation, including the “deemed sale” election of Section 1298(b)(1) of the Code (which will be taxed under the adverse tax rules described above).

We may invest in the equity of foreign corporations that are PFICs or may own subsidiaries that are PFICs, any such entity, a lower-tier PFIC. If we are classified as a PFIC, under attribution rules, U.S. Holders will be subject to the PFIC rules with respect to their indirect ownership interests in such lower-tier PFICs, such that a disposition by us of the shares of the lower-tier PFIC or receipt by us of a distribution from the lower-tier PFIC generally will be treated as a deemed disposition of such shares or the deemed receipt of such distribution by the U.S. Holder, subject to taxation under the PFIC rules even though the U.S. Holder does not receive any proceeds from those dispositions or distributions. There can be no assurance that a U.S. Holder will be able to make a QEF election with respect to any lower-tier PFICs in which we invest. Each U.S. Holder is encouraged to consult its own tax advisor with respect to tax consequences of an investment by us in a lower-tier PFIC.

QEF Election. Certain adverse consequences of PFIC status can be mitigated for holders of our ordinary shares if a U.S. Holder makes a QEF election. A U.S. Holder who makes a timely QEF election, referred to in this disclosure as an “Electing U.S. Holder,” with respect to us must report for U.S. federal income tax purposes its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing U.S. Holder. The “net capital gain” of a PFIC is the excess, if any, of the PFIC’s net long-term capital gains over its net short-term capital losses. The amount so included in income generally will be treated as ordinary income to the extent of such Electing U.S. Holder’s allocable share of the PFIC’s ordinary earnings and as long-term capital gain to the extent of such Electing U.S. Holder’s allocable share of the PFIC’s net capital gains. Such Electing U.S. Holder generally will be required to translate such income into U.S. dollars based on the average exchange rate for the PFIC’s taxable year with respect to the PFIC’s functional currency. Such income generally will be treated as income from sources outside the United States for U.S. foreign tax credit purposes. Amounts previously included in income by such Electing U.S. Holder under the QEF rules generally will not be subject to tax when they are distributed to such Electing U.S. Holder. The Electing U.S. Holder’s tax basis in our ordinary shares generally will increase by any amounts so included under the QEF rules and decrease by any amounts not included in income when distributed.

An Electing U.S. Holder will be subject to U.S. federal income tax on such amounts for each taxable year in which we are a PFIC, regardless of whether such amounts are actually distributed to such Electing U.S. Holder. However, an Electing U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If an Electing U.S. Holder is an individual, any such interest will be treated as non-deductible “personal interest.”

Any net operating losses or net capital losses of a PFIC will not pass through to the Electing U.S. Holder and will not offset any ordinary earnings or net capital gain of a PFIC recognized by Electing U.S. Holder in subsequent years.

So long as an Electing U.S. Holder’s QEF election with respect to us is in effect with respect to the entire holding period for our ordinary shares, any gain or loss recognized by such Electing U.S. Holder on the sale, exchange or other disposition of such shares generally will be long-term capital gain or loss if such Electing U.S. Holder has held such shares for more than one year at the time of such sale, exchange or other disposition. Preferential tax rates for long-term capital gain (currently, a maximum rate of 20%) will apply to individual U.S. Holders. The deductibility of capital losses is subject to limitations.

In general, a U.S. Holder must make a QEF election on or before the due date for filing its income tax return for the first year to which the QEF election is to apply. A U.S. Holder makes a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. Upon request, we expect to provide U.S. Holders with the information needed to complete IRS Form 8621 (which form would be required to be filed with the IRS on an annual basis by the U.S. Holder) and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries that we control is a PFIC. There is no assurance, however, that we will have timely knowledge of our status as a PFIC or the status of a lower-tier PFIC, or that the information that we provide will be adequate to allow U.S. Holders to make a QEF election. A QEF election will not apply to any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC.

Each U.S. Holder should consult its own tax advisor with respect to the advisability of, the tax consequences of, and the procedures for making a QEF election with respect to us.

Mark-to-Market Election. Alternatively, if our ordinary shares are treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our ordinary shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our ordinary shares at the end of the taxable year over such holder’s adjusted tax basis in such ordinary shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in our ordinary shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to- market election. A U.S. Holder’s tax basis in our ordinary shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our ordinary shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of our ordinary shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder, and any loss in excess of such amount will be treated as capital loss. Amounts treated as ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains.

Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable Treasury Regulations. A class of stock is regularly traded on an exchange during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. To be marketable stock, our ordinary shares must be regularly traded on a qualifying exchange (i) in the United States that is registered with the SEC or a national market system established pursuant to the Exchange Act or (ii) outside the United States that is properly regulated and meets certain trading, listing, financial disclosure and other requirements. Our ordinary shares are expected to constitute “marketable stock” as long as they remain listed on the Nasdaq Capital Market and are regularly traded.

A mark-to-market election will not apply to our ordinary shares held by a U.S. Holder for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any lower-tier PFIC that we own. Each U.S. Holder is encouraged to consult its own tax advisor with respect to the availability and tax consequences of a mark-to-market election with respect to our ordinary shares.

Each U.S. Holder should consult its own tax adviser with respect to the applicability of the “net investment income tax” (discussed below) where a mark-to-market election is in effect.

In addition, U.S. Holders should consult their tax advisors regarding the IRS information reporting and filing obligations that may arise as a result of the ownership of ordinary shares or warrants in a PFIC, including IRS Form 8621, Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund.

The U.S. federal income tax rules relating to PFICs, QEF elections, and mark-to market elections are complex. U.S. Holders are urged to consult their own tax advisors with respect to the purchase, ownership and disposition of our ordinary shares or pre-funded warrants, any elections available with respect to such ordinary shares or pre-funded warrants and the IRS information reporting obligations with respect to the purchase, ownership and disposition of our ordinary shares or pre-funded warrants.

Certain Reporting Requirements

Certain U.S. Holders may be required to file IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation and IRS Form 5471, Information Return of U.S. Persons With Respect to Certain Foreign Corporations, reporting transfers of cash or other property to us and information relating to the U.S. Holder and us. Substantial penalties may be imposed upon a U.S. Holder that fails to comply. See also the discussion regarding Form 8621, Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, above.

In addition, certain U.S. Holders must report information on IRS Form 8938, Statement of Specified Foreign Financial Assets, with respect to their investments in certain “specified foreign financial assets,” which would include an investment in our ordinary shares or pre-funded warrants, if the aggregate value of all of those assets exceeds $50,000 on the last day of the taxable year (and in some circumstances, a higher threshold). This reporting requirement applies to individuals and certain U.S. entities.

U.S. Holders who fail to report required information could become subject to substantial penalties. U.S. Holders should consult their tax advisors regarding the possible implications of these reporting requirements arising from their investment in our ordinary shares or pre-funded warrants.

Backup Withholding Tax and Information Reporting Requirements

Generally, information reporting requirements will apply to distributions on our ordinary shares or proceeds on the disposition of our ordinary shares or pre-funded warrants paid within the United States (and, in certain cases, outside the United States) to U.S. Holders other than certain exempt recipients, such as corporations. Furthermore, backup withholding (currently at 24%) may apply to such amounts if the U.S. Holder fails to (i) provide a correct taxpayer identification number, (ii) report interest and dividends required to be shown on its U.S. federal income tax return, or (iii) make other appropriate certifications in the required manner. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding from a payment may be credited against a U.S. Holder’s U.S. federal income tax liability and such U.S. Holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Medicare Tax on Investment Income

Certain U.S. persons, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax, or “net investment income tax,” on unearned income. For individuals, the additional net investment income tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes, among other things, passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional net investment income tax resulting from their ownership and disposition of our ordinary shares or pre-funded warrants.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES OR PRE-FUNDED WARRANTS IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Greenberg Traurig, P.A., New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus will be passed upon for us by Shibolet & Co. Law Firm, Tel Aviv, Israel. Certain legal matters related to the offering will be passed upon for the placement agent by Sullivan & Worcester LLP, New York, New York.

EXPERTS

The financial statements of Rail Vision Ltd. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022 incorporated in this Prospectus by reference from the Annual Report on Form 20-F for the year ended December 31, 2022, have been audited by Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their report thereon, incorporated herein. Such financial statements are incorporated in this Prospectus by reference in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following are the estimated expenses related to the filing of the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates and may change:

SEC registration fee		$885.60
FINRA filing fee(1)	$
Legal fees and expenses(1)	$
Accounting fees and expenses(1)	$
Miscellaneous(1)	$
Total(1)	$

(1)	To be included by amendment.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The documents we are incorporating by reference as of their respective dates of filing are:

●	Annual Report on Form 20-F for the year ended December 31, 2022, filed on March 23, 2023;

●	our Reports of Foreign Private Issuer on Form 6-K filed on May 11, 2023, May 12, 2023, May 15, 2023, May 31, 2023, June 9, 2023, June 20, 2023, June 21, 2023, August 18, 2023, September 14, 2023, October 12, 2023, October 16, 2023, October 17, 2023, October 31, 2023, November 13, 2023 and November 24, 2023 (each to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act).

●	The description our ordinary shares, which is contained in our registration statement on Form 8-A filed with the SEC pursuant to the Exchange Act on March 25, 2022 (File No. 001-41334), as amended by Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2022, and including any further amendment or report filed for the purpose of updating such description.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: Rail Vision Ltd., 15 Hatidhar St. Ra’anana, 4366517 Israel. Attention: Ofer Naveh, Chief Financial Officer, telephone number: + +972-9-957-7706.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC relating to the securities offered by this prospectus, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov. We maintain a corporate website at http://railvision.io/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, all or a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Shibolet & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli Consumer Price Index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Up to               Ordinary Shares

Up             to Pre-Funded Warrants to Purchase      Ordinary Shares (and up to        Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants)

Rail Vision Ltd.

PRELIMINARY PROSPECTUS

                  , 2023

Sole Placement Agent

A.G.P.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

The Company’s amended and restated articles of association permit the Company to exculpate, indemnify and insure its office holders to the fullest extent permitted or to be permitted by the Companies Law.

The Company enters into agreements with each of our directors and executive officers exculpating them from liability to the Company for damages caused to it as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by the Company’s amended and restated articles of association to be effective upon the closing of this offering and the Companies Law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance.

Approval of Related Party Transactions under Israeli Law

General

Under the Companies Law, we may approve an action by an office holder from which the office holder would otherwise have to refrain, as described above, if:

●	the office holder acts in good faith and the act or its approval does not cause harm to the company; and

●	the office holder disclosed the nature of his or her interest in the transaction (including any significant fact or document) to the company at a reasonable time before the company’s approval of such matter.

Disclosure of Personal Interests of an Office Holder

The Companies Law requires that an office holder disclose to the company, promptly, and, in any event, not later than the board meeting at which the transaction is first discussed, any direct or indirect personal interest that he or she may have and all related material information known to him or her relating to any existing or proposed transaction by the company. If the transaction is an extraordinary transaction, the office holder must also disclose any personal interest held by:

●	the office holder’s relatives; or

●	any corporation in which the office holder or his or her relatives holds 5% or more of the shares or voting rights, serves as a director or general manager or has the right to appoint at least one director or the general manager.

An office holder is not, however, obliged to disclose a personal interest if it derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction. Under the Companies Law, an extraordinary transaction is a transaction:

●	not in the ordinary course of business;

●	not on market terms; or

●	that is likely to have a material effect on the company’s profitability, assets or liabilities.

The Companies Law does not specify to whom within us nor the manner in which required disclosures are to be made. We require our office holders to make such disclosures to our board of directors.

Under the Companies Law, once an office holder complies with the above disclosure requirement, the board of directors may approve a transaction between the company and an office holder, or a third party in which an office holder has a personal interest, unless the articles of association provide otherwise and provided that the transaction is in the company’s interest. If the transaction is an extraordinary transaction in which an office holder has a personal interest, first the audit committee and then the board of directors, in that order, must approve the transaction. Under specific circumstances, shareholder approval may also be required. Generally, a person who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting unless the chairman of the audit committee or board of directors (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval. A director who has a personal interest in a transaction, which is considered at a meeting of the board of directors or the audit committee, may not be present at this meeting or vote on this matter, unless a majority of the members of the board of directors or the audit committee, as the case may be, has a personal interest. If a majority of the board of directors has a personal interest, then shareholder approval is generally also required.

Disclosure of Personal Interests of a Controlling Shareholder

Under the Companies Law, the disclosure requirements that apply to an office holder also apply to a controlling shareholder of a public company. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest, as well as transactions for the provision of services whether directly or indirectly by a controlling shareholder or his or her relative, or a company such controlling shareholder controls, and transactions concerning the terms of engagement and compensation of a controlling shareholder or a controlling shareholder’s relative, whether as an office holder or an employee, require the approval of the audit committee or the compensation committee, as the case may be, the board of directors and a majority of the shares voted by the shareholders of the company participating and voting on the matter in a shareholders’ meeting. In addition, the shareholder approval must fulfill one of the following requirements:

●	at least a majority of the shares held by shareholders who have no personal interest in the transaction and are voting at the meeting must be voted in favor of approving the transaction, excluding abstentions; or

●	the shares voted by shareholders who have no personal interest in the transaction who vote against the transaction represent no more than 2% of the voting rights in the company.

In addition, any extraordinary transaction with a controlling shareholder or in which a controlling shareholder has a personal interest with a term of more than three years requires the abovementioned approval every three years; however, such transactions can be approved for a longer term, provided that the audit committee determines that such longer term is reasonable under the circumstances.

The Companies Law requires that every shareholder that participates, in person, by proxy or by voting instrument, in a vote regarding a transaction with a controlling shareholder, must indicate in advance or in the ballot whether or not that shareholder has a personal interest in the vote in question. Failure to so indicate will result in the invalidation of that shareholder’s vote.

Approval of the Compensation of Directors and Executive Officers

Directors. Under the Companies Law, the compensation of our directors requires the approval of our compensation committee, the subsequent approval of the board of directors and, unless exempted under the regulations promulgated under the Companies Law, the approval of the general meeting of our shareholders. If the compensation of our directors is inconsistent with our stated compensation policy, then, provided that those provisions that must be included in the compensation policy according to the Companies Law have been considered by the compensation committee and board of directors, shareholder approval by a special majority will be required.

Executive officers other than the chief executive officer. The Companies Law requires the approval of the compensation of a public company’s executive officers (other than the chief executive officer) in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) only if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders by a special majority. However, if the shareholders of the company do not approve a compensation arrangement with an executive officer that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provides detailed reasons for their decision.

Chief executive officer. Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee; (ii) the company’s board of directors, and (iii) the company’s shareholders by a special majority. However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provides detailed reasons for their decision. In addition, the compensation committee may exempt the engagement terms of a candidate to serve as the chief executive officer from shareholders’ approval, if the compensation committee determines that the compensation arrangement is consistent with the company’s stated compensation policy, that the chief executive officer did not have a prior business relationship with the company or a controlling shareholder of the company, and that subjecting the approval to a shareholder vote would impede the company’s ability to attain the candidate to serve as the company’s chief executive officer (and provide detailed reasons for the latter).

The approval of each of the compensation committee and the board of directors, with regard to the office holders and directors above, must be in accordance with the company’s stated compensation policy; however, under special circumstances, the compensation committee and the board of directors may approve compensation terms of a chief executive officer that are inconsistent with the company’s compensation policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained by a special majority requirement.

Duties of Shareholders

Under the Companies Law, a shareholder has a duty to refrain from abusing its power in the company and to act in good faith and in an acceptable manner in exercising its rights and performing its obligations toward the company and other shareholders, including, among other things, in voting at general meetings of shareholders (and at shareholder class meetings) on the following matters:

●	amendment of the articles of association;

●	increase in the company’s authorized share capital;

●	merger; and

●	the approval of related party transactions and acts of office holders that require shareholder approval.

A shareholder also has a general duty to refrain from oppressing other shareholders. The remedies generally available upon a breach of contract will also apply to a breach of the above mentioned duties, and in the event of oppression of other shareholders, additional remedies are available to the injured shareholder.

In addition, any controlling shareholder, any shareholder that knows that its vote can determine the outcome of a shareholder vote and any shareholder that, under a company’s articles of association, has the power to appoint or prevent the appointment of an office holder, or has another power with respect to a company, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the company into account.

Under the Companies Law, (1) the term “controlling shareholder” means a shareholder having the ability to direct the activities of a company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its chief executive officer; and (2) a “personal interest” of a shareholder (i) includes a personal interest of any members of the shareholder’s family (or spouses thereof) or a personal interest of a company with respect to which the shareholder (or such family member) serves as a director or the CEO, owns at least 5% of the shares or has the right to appoint a director or the CEO but (ii) excludes an interest arising solely from the ownership of our ordinary shares. As of the date hereof, we have no controlling shareholder within the meaning of the Companies Law.

However, according to the Companies Law, if there is no shareholder who holds 50% or more of the voting rights in a company, any shareholder who holds 25% or more of the voting rights in a company will be considered a “Controlling Shareholder” with respect to approval of related party transactions.

Therefore, Knorr-Bremse Systeme für Schienenfahrzeuge GmbH (“Knorr-Bremse”) may be considered a Controlling Shareholder with respect to approval of certain related party transactions.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all unregistered securities of ours sold by us within the past three years (i.e., since November 24, 2020, up to the date of this registration statement) which were not registered under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

In January 2022, we entered into a Simple Agreement for Future Equity, or SAFE, with two of our current shareholders providing for financing in the aggregate amount of $1,000,000 (KB in the amount of $714,286 and Foresight in the amount of $285,714), which was subsequently amended in March 2022. Upon our initial public offering on April 4, 2022, the SAFE converted into an aggregate of 242,131 ordinary shares and warrants to purchase 242,131 ordinary shares. The warrants issued have the same terms as the warrants issued in our initial public offering except that such warrants shall be unregistered and shall not be tradeable.

On May 10, 2023, we entered into definitive securities purchase agreement with investors for the purchase and sale of 3,947,368 ordinary shares and 3,947,368 warrants in a private placement at a combined purchase price of $0.76 per unit. The warrants, each to purchase one ordinary share, have an exercise price of $0.84 per share.

Also on May 10, 2023, in a concurrent private placement, we entered into a definitive securities purchase agreement for the purchase and sale of an aggregate of 3,947,368 Ordinary Shares and 3,947,368 5-year term common warrants at a purchase price of $0.76 per unit, to Knorr-Bremse Rail Vehicle Systems. The warrants, each to purchase one ordinary share, have an exercise price of $0.84 per share.

Item 8. Exhibits

Exhibit Number	Description of Document

3.1	Amended and Restated Articles of Association of Rail Vision Ltd. (filed as Exhibit 3.2 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 24, 2022 and incorporated herein by reference).

4.1*	Form of Securities Purchase Agreement

4.2*	Form of Placement Agency Agreement

4.3*	Form of Pre-Funded Warrant

5.1**	Opinion of Shibolet & Co.

5.2**	Opinion of Greenberg Traurig, P.A.

10.1	Form of Underwriter’s Warrant (included as Exhibit 4.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 24, 2022, and incorporated herein by reference).

10.2	Form of Warrant Agent Agreement (included as Exhibit 4.2 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 24, 2022, and incorporated herein by reference).

10.3	Form of Warrant (included as Exhibit 4.3 to the Registration Statement on Form F-1 as filed with the Securities and Exchange Commission March 24, 2022, as amended, and incorporated herein by reference).

10.4	Form of Indemnification Agreement (included as Exhibit 10.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 24, 2022, and incorporated herein by reference).

10.5	Rail Vision Ltd. Amended Share Option Plan, amended as of September 13, 2022 (included as Exhibit 4.4 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 23, 2023, and incorporated herein by reference).

10.6	Compensation Policy (included as Exhibit 10.3 to the Registration Statement on Form F-1 as filed with the Securities and Exchange Commission March 24, 2022, as amended, and incorporated herein by reference).

10.7	Amended and Restated Investors’ Rights Agreement between the Company, Knorr-Bremse and Foresight, dated October 13, 2020 (included as Exhibit 10.4 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 24, 2022, and incorporated herein by reference)

10.8	Framework agreement between the Company and Knorr-Bremse Rail Systems Schweiz AG, dated August 2020 (included as Exhibit 10.6 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 24, 2022, and incorporated herein by reference).

10.9	Investment Agreement between the Company and Knorr-Bremse, dated October 13, 2020 (included as Exhibit 10.7 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 24, 2022, and incorporated herein by reference).

10.10	Strategic Partnership Agreement by and between the Company and Knorr-Bremse, dated August 19, 2021 (included as Exhibit 10.8 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on March 24, 2022, and incorporated herein by reference).

10.11	Form of Securities Purchase Agreement (filed as Exhibit 10.1 to our Report on Form 6-K furnished to the Securities and Exchange Commission on May 11, 2023 and incorporated herein by reference).

10.12	Form of Knorr-Bremse Securities Purchase Agreement (filed as Exhibit 10.2 to our Report on Form 6-K furnished to the Securities and Exchange Commission on May 11, 2023 and incorporated herein by reference).

10.13	Form of Common Warrant (filed as Exhibit 10.1 to our Report on Form 6-K furnished to the Securities and Exchange Commission on May 15, 2023 and incorporated herein by reference).

10.14	Form of Registration Rights Agreement (filed as Exhibit 10.3 to our Report on Form 6-K furnished to the Securities and Exchange Commission on May 11, 2023 and incorporated herein by reference).

10.15	Placement Agent Agreement dated May 10, 2023 (filed as Exhibit 10.4 to our Report on Form 6-K furnished to the Securities and Exchange Commission on May 11, 2023 and incorporated herein by reference).

23.1**	Consent of Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network.

23.2**	Consent of Shibolet & Co. (included in Exhibit 5.1).

23.3**	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.2)

24.1**	Power of Attorney (included on signature page).

107**	Filing Fee Table.

*	To be filed by amendment.
**	Filed herewith.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ra’anana, Israel on November 24, 2023.

RAIL VISION LTD.

By:	/s/ Shahar Hania
Shahar Hania Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of Rail Vision Ltd., hereby severally constitute and appoint Shahar Hania and Ofer Naveh, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form F-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, in connection with the said registration under the Securities Act, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

/s/ Shahar Hania	Chief Executive Officer	November 24, 2023
Shahar Hania	(Principal Executive Officer)

/s/ Ofer Naveh	Chief Financial Officer	November 24, 2023
Ofer Naveh	(Principal Financial and Accounting Officer)

/s/ Mark Cleobury	Chairman of the Board	November 24, 2023
Mark Cleobury

/s/ Sam Donnerstein	Director	November 24, 2023
Sam Donnerstein

/s/ Yossi Daskal	Director	November 24, 2023
Yossi Daskal

/s/ Inbal Kreiss	Director	November 24, 2023
Inbal Kreiss

/s/ Eli Yoresh	Director	November 24, 2023
Eli Yoresh

/s/ Oz Adler	Director	November 24, 2023
Oz Adler

/s/ Maximilian Eichhorn	Director	November 24, 2023
Maximilian Eichhorn

/s/ Keren Aslan	Director	November 24, 2023
Keren Aslan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Rail Vision Ltd., has signed this registration statement on November 24, 2023.

Puglisi & Associates

Authorized U.S. Representative

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director